Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156391 and 333-174774 on Form S-3 and Registration Statement Nos. 333-165788, 333-198321, 333-236454 and 333-238795 on Form S-8 of our report dated February 26, 2021, relating to the financial statements of Patrick Industries, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 26, 2021